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FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
-------------------------------------------------------- ---------------------------- ----------------------------------------------
1.  Name and Address of Reporting Person                 2.  Date of Event            4.  Issuer Name and Ticker or Trading Symbol
                                                         Requiring Statement
  Clark                  Michele             A           (Month/Day/Year)             LifePoint, Inc. -- LFPT
  (Last)                 (First)           (Middle)
                                                         04/16/99
                                                         3.  IRS or Social Security
10400 Trademark Street                                   Number of Reporting Person
                             (Street)                    (Voluntary)

                                                          ###-##-####
Rancho Cucamonga     CA             91730
(City)              (State)          (Zip)
-------------------------------------------------------- ---------------------------- ----------------------------------------------
-------------------------------------------------------- ---------------------------- ----------------------------------------------
 5. Relationship of Reporting Person to Issuer                      6. If Amendment, Date of Original
                     (Check all applicable)                            (Month/Day/Year)

                   ________Director       _____10% Owner                        N/A
                   ___x____Officer (give ______Other (specify
                               title below) below)


                          -----------------------------

------------------------------------------------------------------------------------------------- ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                    Table 1 - Non-Derivative Securities Beneficially Owned

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------------------------ ----------------------------------- ------------------------------------- ---------------------------------
1.  Title of Security    2.  Amount of Securities            3.  Ownership Form: Direct (D) or     4.  Nature of Indirect Beneficial
     (Instr. 4)          Beneficially Owned                  Indirect (I) (Instr. 5)               Ownership (Instr. 5)
                         (Instr. 4)
------------------------ ----------------------------------- ------------------------------------- ---------------------------------
------------------------ ----------------------------------- ------------------------------------- ---------------------------------

None
------------------------ ----------------------------------- ------------------------------------- ---------------------------------
------------------------ ----------------------------------- ------------------------------------- ---------------------------------


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FORM 3 (continued) Table II - Derivative  Securities  Beneficially  Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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

-------------------------------------- --------------------- -----------------------------------
1.Title of Derivative Security         2. Date Exercisable   3. Title and Amount of Securities
   (Instr. 4)                          and Expiration Date   Underlying Derivative Security
                                       (Month/Day/Year)      (Instr. 4)



-------------------------------------- --------------------- ----------------------------------
-------------------------------------- ---------- ---------- ------------------- --------------
                                       Date       Expiration Title               Amount or
                                       Exercis-   Date                           Number of
                                       able                                      Shares
-------------------------------------- ---------- ---------- ------------------- --------------
-------------------------------------- ---------- ---------- ------------------- --------------
Common Stock Option                    (1)        4/15/09    Common Stock,       50,000
                                                             $.001 par value
-------------------------------------- ---------- ---------- ------------------- --------------
-------------------------------------- ---------- ---------- ------------------- --------------

------------------- -------------- --------------------------------
4. Conversion or    5. Ownership   6. Nature of
Exercise            Form of        Indirect Beneficial
Price               Derivative     Ownership (Instr. 5)
of Derivative       Security:
Security            Direct (D)
                    or Indirect
                    (I)
                    (Instr. 5)



$1.81                D              N/A
------------------- -------------- -------------------------------
------------------- -------------- -------------------------------

------------------- -------------- -------------------------------
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Explanation of Responses:  (1) Becomes exercisable as to 12,500 shares on 4/16/00 becomes exercisable as to 1071 shares on the 30th day of each month for 35 months thereafter and becomes exercisable as to 15 shares on the 30th day of the 36th month thereafter.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                 /s/ Michele A. Clark
                                                                                                 Michele A. Clark


                                                                                                 5/17/99
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